UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant	☒
Filed by Party other than the Registrant	☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Exela Technologies, Inc.

(Exact name of Registrant as specified in its charter.)

Commission File number 001-36788

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AMENDMENT NO. 1 TO THE PROXY STATEMENT

FOR THE

2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 31, 2021

EXPLANATORY NOTE

Effective December 27, 2021, the Board of Directors (the “Board”) of Exela Technologies, Inc. (the “Company”) approved an amendment to the Company’s bylaws to, among other things, update the quorum requirements for the 2021 annual meeting of stockholders of the Company (the “Annual Meeting”), such that holders of forty-five percent (45%) of the capital stock issued and outstanding and entitled to vote, shall constitute a quorum for the Annual Meeting. The Board amended the bylaws to , among other things, ensure that the Annual Meeting of stockholders could be held within the time frame required by Nasdaq.

This Amendment No. 1 to the Definitive Proxy Statement on Schedule 14A filed by the Company with the United States Securities and Exchange Commission on November 5, 2021 (the “Original Filing”) amends the Original Filing to update the number of stockholders of the Company’s common stock required to establish quorum for the 2021 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to 45% of total shares entitled to vote at the Annual Meeting. As of the date of this Amendment No.1, a quorum had been achieved.

AMENDMENT TO ORIGINAL FILING

The ninth question under “Questions and Answers About the Annual Meeting and Voting” on page three of the Original Filing is hereby amended and restated in its entirety to read as follows:

“What constitutes a quorum?

Any number of stockholders, together holding at least 45% of the total voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter under the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”) and has not received voting instructions from the beneficial owner.”